Exhibit 10.11
PROMISSORY NOTE

$1,500,000.00	Date: December 11, 2008

FOR VALUE RECEIVED, RURAL HOSPITAL ACQUISITION, LLC, an Oklahoma limited liability company (“Maker”), hereby promises to pay to the order of Carol Schuster, an individual and Oklahoma resident (“Payee”), at 2304 Old Farm Road, Edmond, Oklahoma 73013, or at such other place as Payee designates to Maker in writing from time to time, on or before December 11, 2011 (the “Maturity Date”), the principal amount of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00), in lawful money of the United States of America, together with accrued but unpaid interest on the unpaid balance from day-to-day outstanding, computed from the date advanced until paid, at a rate per annum equal to the lesser of (a) the Maximum Rate (defined below), and (b) five percent (5%) (the “Contract Rate”).
As used herein, the term “Maximum Rate” shall mean, at any time, the maximum rate of interest under applicable law that Payee may charge Maker. The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of this Promissory Note or any document executed in connection herewith that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to Maker at the time of such change in the Maximum Rate.
Computation of interest on all amounts payable by Maker hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be. Notwithstanding the foregoing, if at any time the Contract Rate shall exceed the Maximum Rate, thereby causing the interest payable on this Note to be limited to the Maximum Rate, then any subsequent reductions in the Contract Rate shall not reduce the rate of interest charged hereunder below the Maximum Rate until the total amount of interest accrued hereon from and after the date hereof equals the amount of interest that would have accrued hereon if Contract Rate had at all times been in effect.
The principal of and interest upon this Promissory Note shall be due and payable as follows:
(a)
interest, computed as aforesaid, shall be due and payable quarterly in arrears as it accrues, with each payment due on the first day of each calendar quarter (i.e., January 1, April 1, July 1, and October 1 of each year) and on the Maturity Date; and

(b)	the entire unpaid principal balance of this Promissory Note shall be due and payable in full on the Maturity Date unless an Event of Default occurs to cause the Maturity Date to be accelerated.
(c)
In the event that Tri-Isthmus Group, Inc., a Delaware corporation and ultimate parent of Maker, (“TIGroup”), receives aggregate net proceeds in excess of $8,000,000 from [certain securities offerings], the principal and interest payments under this Promissory Note will be accelerated and the principal amount still owing, together with accrued but unpaid interest will become due and payable on the thirtieth (30th) day following the date on which the aggregate net proceeds received by TIGroup [*] exceed $8,000,000.

Maker may elect to prepay this Promissory Note in whole or in part from time to time without premium, penalty or notice.
Maker agrees that the occurrence of any one or more of the following shall constitute an event of default (“Event of Default”) under this Promissory Note:
(a) failure of Maker to pay principal of or interest on this Promissory Note when due; or
(b) failure of Maker to honor and/or perform on any obligation owed to Payee under any agreement, including without limitation, the failure to make any payment (after the applicable cure period) to Payee of any of the $300,000.00 owed to Payee by Maker under that certain Membership Interest Purchase Agreement dated of even herewith; or
(c) Maker becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due, or generally is not paying its debts as such debts become due; or
(d) Maker has a receiver or custodian appointed for, or take possession of, all or substantially all of the assets of such party, either in a proceeding brought by such party or in a proceeding brought against such party and such appointment is not discharged or such possession is not terminated within sixty (60) days after the effective date thereof or such party consents to or acquiesces in such appointment or possession; or
(e) Maker files a petition for relief under the United States Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar laws (all of the foregoing hereinafter collectively called “Applicable Bankruptcy Law”) or an involuntary petition for relief is filed against such party under any Applicable Bankruptcy Law and such involuntary petition is not dismissed within sixty (60) days after the filing thereof, or an order for relief naming such party is entered under any Applicable Bankruptcy Law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by such party.
Maker agrees that upon the occurrence of an Event of Default, the holder of this Promissory Note may, at its option, without further notice or demand, declare the outstanding principal balance of and accrued but unpaid interest on this Promissory Note immediately due and payable.
If this Promissory Note is placed in the hands of an attorney for collection, or is collected in whole or in part by suit or through probate, bankruptcy or other legal proceedings of any kind, Maker agrees to pay, in addition to all other sums payable hereunder, all costs and expenses of collection, including but not limited to reasonable attorneys’ fees.

Maker, and any surety, endorser, guarantor or other party ever liable for payment of any sums of money on this Promissory Note, jointly and severally waive notice of acceptance, diligence, demand for payment, presentment, protest, notice of protest and non-payment, or other notice of default, notice of intention to accelerate the maturity of this Promissory Note, and notice of acceleration of the maturity of this Promissory Note.
This Promissory Note is intended to be performed in accordance with, and only to the extent permitted by, all applicable usury laws. If any provision hereof or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, neither the application of such provision to any other person or circumstance nor the remainder of the instrument in which such provision is contained shall be affected thereby and shall be enforced to the greatest extent permitted by law. It is expressly stipulated and agreed to be the intent of the holder hereof to at all times comply with the usury and other applicable laws now or hereafter governing the interest payable on the indebtedness evidenced by this Promissory Note. If the applicable law is ever revised, repealed or judicially interpreted so as to render usurious any amount called for under this Promissory Note, or contracted for, charged, taken, reserved or received with respect to the indebtedness evidenced by this Promissory Note, or if Payee’s exercise of the option to accelerate the maturity of this Note, or if any prepayment by Maker results in Maker having paid any interest in excess of that permitted by law, then it is the express intent of Maker and Payee that all excess amounts theretofore collected by Payee be credited on the principal balance of this Promissory Note (or, if this Promissory Note has been paid in full, refunded to Maker), and the provisions of this Promissory Note immediately be deemed reformed and the amounts thereafter collectable hereunder reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder. All sums paid, or agreed to be paid, by Maker for the use, forbearance, detention, taking, charging, receiving or reserving of the indebtedness of Maker to Payee under this Promissory Note shall, to the maximum extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the usury ceiling from time to time in effect and applicable to such indebtedness for so long as such indebtedness is outstanding. Notwithstanding anything to the contrary contained herein, it is not the intention of Payee to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.
The indebtedness evidenced hereby shall be construed and enforced in accordance with and governed by the laws of the State of Oklahoma.

MAKER:

RURAL HOSPITAL ACQUISITION, LLC

By:

Name:

Title: